   Exhibit 21

Spring Creek Healthcare Systems, Inc. Subsidiaries
As of December 31, 2011

Wholly-Owned

Stratis Healthcare, Inc - Nevada

Ecological Solutions, Inc. - Nevada

Other

Debride Corp (51%) – Nevada

DelRx Pharmaceutical Corp.  (51%) - Nevada